Exhibit 99.1

NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, CFO
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES PRELIMINARY TERMS FOR UP TO $100 MILLION UNDER PROPOSED THREE YEAR TERM LOAN FACILITY
Houston, Texas — November 27, 2007. Goodrich Petroleum Corporation (NYSE: GDP) today announced that it has engaged BNP Paribas (“BNPP”), the Company’s Senior Lending Agent, to syndicate on a best efforts basis up to $100 million under a proposed Senior Second Lien Term Loan Facility (the “Term Loan Facility”). The Term Loan Facility is proposed to be subject to the following terms and conditions:
Maturity Date: December 31, 2010
Funding: Initial funding of $50 million expected to be on or before December 31, 2007. The Company shall have the option to fund an additional $50 million at any time prior to February 15, 2008.
Initial Interest Rate: LIBOR plus 600, subject to certain terms and conditions
Principal Payments: None. Interest only, payable quarterly in arrears, with all outstanding indebtedness due on Maturity Date.
Voluntary Prepayments: No right to prepay in first year. Right to prepay in second year at 101% of par, and thereafter at par. The Company has the right to prepay at any time at par up to 30% of the Term Loan Facility with proceeds from an equity offering during the term of the Term Loan Facility, subject to certain terms and conditions.
Conditions to Closing: All customary conditions to closing, including but not limited to negotiation of definitive loan and security documentation, negotiated changes in terms in the syndication process, bank credit committee approvals, and senior lender approvals to waivers and financial covenant changes necessary to close and borrow funds under the Term Loan Facility.
The Company intends to use borrowings on the Term Loan Facility to initially pay down its revolving credit facility balance, which had $100 million outstanding at September 30, 2007, which may then be re-borrowed to fund a portion of its 2008 capital expenditure budget. Financial institutions will commit to participation in the Term Loan Facility only in connection with the syndication process.

Exhibit 99.1
Walter G. “Gil” Goodrich, the Company’s CEO, commented, “We are pleased to be able to announce our plans for this three-year senior second lien term loan facility. The term loan, once fully syndicated, will provide us with up to $100 million of available incremental capital, which will substantially increase our financial flexibility and allow us to continue to execute our aggressive drilling and development plans well into next year.”
Certain statements in this news release regarding future expectations and plans for future activities, including the intention to enter into the offering and the use of proceeds of the offering, may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.